UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Delphi Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

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April 10, 2008
Dear Stockholder,
It is a pleasure to invite you to Delphi Financial Group, Inc.’s 2008 Annual Meeting of Stockholders, to be held on May 6, 2008 at the University Club, One West 54th Street, New York, New York, commencing at 10:00 a.m., Eastern Daylight Time. We hope that you will be able to attend.
Whether or not you plan to attend the meeting, please exercise your right to vote as an owner of Delphi Financial Group, Inc. We ask that you review the proxy materials and then mark your votes on the enclosed proxy card and return it in the envelope provided as soon as possible.
At the meeting the stockholders will be electing directors, as described in the enclosed formal Notice of Annual Meeting of Stockholders and Proxy Statement. We will also report on the progress of Delphi Financial Group, Inc. and respond to questions posed by stockholders.
We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert Rosenkranz
Chairman of the Board

DELPHI FINANCIAL GROUP, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2008
To the Stockholders of Delphi Financial Group, Inc.:
Notice is hereby given that the 2008 Annual Meeting of Stockholders of Delphi Financial Group, Inc. will be held at the University Club, One West 54th Street, New York, New York on May 6, 2008, commencing at 10:00 a.m., Eastern Daylight Time, for the following purposes:
1.	To elect twelve directors to serve for a term of one year, one of whom shall be elected by the holders of the Class A Common Stock, voting as a separate class.

2.	To transact such other business as properly comes before the meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on March 31, 2008 as the record date for stockholders entitled to notice of and to vote at the meeting or any adjournment of the meeting. The list of stockholders entitled to vote at the meeting shall be available at the offices of Delphi Capital Management, Inc., 590 Madison Avenue, New York, New York, for a period of ten days prior to the meeting date.
A copy of Delphi Financial Group, Inc.’s 2007 Annual Report, which includes its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, is being mailed to stockholders together with this notice.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2008:
The Proxy Statement for the 2008 Annual Meeting of Stockholders and Delphi Financial Group, Inc.’s 2007 Annual Report are available at www.delphifin.com/financial/proxymaterials.html.
Your attendance at this meeting is very much desired. However, whether or not you plan to attend the meeting, please sign the enclosed Proxy and return it in the enclosed envelope. If you attend the meeting, you may revoke the Proxy and vote in person.

By Order of the Board of Directors,

Robert Rosenkranz
Chairman of the Board

DELPHI FINANCIAL GROUP, INC.
1105 North Market Street, Suite 1230
Wilmington, DE 19899
PROXY STATEMENT
This Proxy Statement is furnished for the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Proxies for the Annual Meeting of Stockholders of Delphi Financial Group, Inc., a Delaware corporation (the “Company”), scheduled to be held on May 6, 2008 at the University Club, One West 54th Street, New York, New York, commencing at 10:00 a.m., Eastern Daylight Time. The submission of a signed Proxy will not affect the stockholder’s right to attend the meeting and vote in person. Any person giving a Proxy may revoke it at any time before it is exercised by the delivery of a later dated signed Proxy or written revocation sent to the Investor Relations Department of the Company, 1105 North Market Street, Suite 1230, Wilmington, DE 19899 or by attending the Annual Meeting and voting in person.
Management of the Company is not aware of any matters other than those set forth herein that may come before the meeting. If any other business should properly come before the meeting, the persons named in the enclosed Proxy will have discretionary authority to vote the shares represented by the effective Proxies and intend to vote them in accordance with their best judgment in the interests of the Company.
The Company’s 2007 Annual Report, which includes its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, is being mailed together with this Proxy Statement to each stockholder of record as of the close of business on March 31, 2008.
MAILING AND VOTING OF PROXIES
This Proxy Statement and the enclosed Proxy were first mailed to stockholders on or about April 10, 2008. Properly executed Proxies, timely returned, will be voted and, where the person solicited specifies choices with respect to the election of the director nominees chosen by the Board, the shares will be voted as indicated by the stockholder. Each share of the Company’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), entitles the holder thereof to one vote and each share of the Company’s Class B Common Stock, par value $.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), entitles the holder thereof to a number of votes per share equal to the lesser of (i) the number of votes such that the aggregate of all outstanding shares of Class B Common Stock will be entitled to cast 49.9% of all of the votes represented by the aggregate of all outstanding shares of Class A Common Stock and Class B Common Stock or (ii) 10 votes. Based on the shares of Common Stock outstanding as of March 31, 2008, the Class B Common Stock will have the number of votes described in clause (i) of the preceding sentence. Proposals submitted to a vote of stockholders will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except that holders of Class A Common Stock will vote as a separate class to elect one director (the “Class A Director”). If the person solicited does not specify a choice with respect to the election of any nominee for director, the shares will be voted “for” such nominee. Proxies marked as abstaining (including Proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.
As of March 31, 2008, Mr. Robert Rosenkranz, by means of beneficial ownership of the general partner of Rosenkranz & Company, L.P. and direct share ownership, had the power to vote all of the outstanding shares of Class B Common Stock, which as of such date represented 49.9% of the combined voting power of the Common Stock. Mr. Rosenkranz has entered into an agreement with the Company not to vote or cause to be voted certain shares of Common Stock, if and to the extent that such shares would cause him and Rosenkranz & Company, L.P., collectively, to have more than 49.9% of the combined voting power of the Company’s stockholders. Rosenkranz & Company, L.P. and Mr. Rosenkranz have informed the Company that they intend to vote in favor of the election of all director nominees chosen by the Board for which they are entitled to vote.
SOLICITATION OF PROXIES
The cost of soliciting Proxies will be borne by the Company. It is expected that the solicitation of Proxies will be primarily by mail. The Company has retained Georgeson, Inc. to assist with the solicitation for a fee of $6,000 plus reasonable out-of-pocket expenses. Proxies may also be solicited by officers and employees of the Company, at no additional cost to the Company, in person or by telephone, e-mail or other means of communication. Upon written request, the Company will reimburse custodians, nominees and fiduciaries holding the Company’s Common Stock for their reasonable expenses in sending proxy materials to beneficial owners and obtaining their Proxies.
STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING
Holders of record of Common Stock at the close of business on March 31, 2008 will be eligible to vote at the meeting. The Company’s stock transfer books will not be closed. As of the close of business on March 31, 2008, 42,035,849 shares of Class A Common Stock and 5,706,967 shares of Class B Common Stock were outstanding.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by each of the Company’s directors and executive officers, each person known by the Company to own beneficially more than five percent of the Common Stock and all directors and executive officers of the Company as a group as of March 31, 2008. This information assumes the exercise by each person (or all directors and officers as a group) of such person’s stock options exercisable on or within 60 days of such date and the exercise by no other person (or group) of stock options. Unless otherwise indicated, each beneficial owner listed below is believed by the Company to own the indicated shares directly and have sole voting and dispositive power with respect thereto.

	Amount and
	Nature of		Percent
Name of Beneficial Owner	Ownership		of Class

Class B Common Stock:
Five or greater percent owner:
Rosenkranz & Company, L.P.	5,228,739	(1)	74.4%
Directors, Nominees for Director and Executive Officers:
Robert Rosenkranz	7,032,190	(1)	100.0%
Kevin R. Brine	—		—
Edward A. Fox	—		—
Steven A. Hirsh	—		—
Harold F. Ilg	—		—
James M. Litvack	—		—
James N. Meehan	—		—
Philip R. O’Connor	—		—
Donald A. Sherman	—		—
Robert M. Smith, Jr.	—		—
Robert F. Wright	—		—
Directors, Nominees for Director and Officers as a group (14 persons)	7,032,190		100.0%
Class A Common Stock:
Five or greater percent owners:
EARNEST Partners, LLC	2,295,278	(2)	5.2%
Dimensional Fund Advisors, L.P.	2,758,888	(3)	6.3%
Directors, Nominees for Director and Executive Officers:
Robert Rosenkranz	121,172	(1)	*
Edward A. Fox	169,487	(4)	*
Thomas W. Burghart	138,055	(5)	*
Lawrence E. Daurelle	117,347	(6)	*
Robert M. Smith, Jr.	40,165	(7)	*
Donald A. Sherman	100,248	(8)	*
Harold F. Ilg	409,935	(9)	*
Philip R. O’Connor	50,807	(10)	*
James N. Meehan	40,517	(11)	*
Steven A. Hirsh	41,370	(12)	*
Kevin R. Brine	180,057	(13)	*
Robert F. Wright	26,648	(14)	*
James M. Litvack	15,835	(15)	*
Directors, Nominees for Director and Officers as a group (14 persons)	1,545,910	(16)	3.6%

*	Amount is less than 1% of Class.

(1)	Mr. Rosenkranz, as the beneficial owner of the general partner of Rosenkranz & Company, L.P., has the power to vote the shares of Class B Common Stock held by Rosenkranz & Company, L.P. Accordingly, Mr. Rosenkranz may be deemed to be the beneficial owner of all of the shares of the Company held by Rosenkranz & Company, L.P. At March 31, 2008, Rosenkranz & Company, L.P. had pledged 1,978,195 of such shares as security in connection with a revolving line of credit. No borrowings were outstanding under this line of credit on such date. In addition, Mr. Rosenkranz has direct or beneficial ownership of 478,228 additional shares of Class B Common Stock and direct or beneficial ownership of 121,172 shares of Class A Common Stock. The remaining indicated shares of Class B Common Stock consist of 536,583 shares of Class B Common Stock which may be acquired pursuant to stock options within 60 days and 788,640 deferred shares of Class B Common Stock. The address of Rosenkranz & Company, L.P. and Mr. Rosenkranz is 590 Madison Avenue, New York, NY 10022.

(2)	Based on a Schedule 13G/A, dated January 31, 2008, filed with the Securities and Exchange Commission, EARNEST Partners, LLC is deemed to have beneficial ownership of 2,295,278 shares of the Company’s Class A Common Stock owned by clients of EARNEST Partners, LLC, of which EARNEST Partners, LLC is considered a beneficial owner since it shares the power to make investment decisions for those clients. No EARNEST Partners, LLC client’s interest relates to more than five percent of the class. The address of EARNEST Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309.

(3)	Based on a Schedule 13G/A, dated February 6, 2008, filed with the Securities and Exchange Commission, Dimensional Fund Advisors, L.P. is deemed to have beneficial ownership of 2,758,888 shares of the Company’s Class A Common Stock owned by commingled group trusts and separate accounts that are managed by Dimensional Fund Advisors, L.P. All securities are owned by advisory clients of Dimensional Fund Advisors, L.P., no one of which, to the knowledge of Dimensional Fund Advisors, L.P., owns more than five percent of the class. Dimensional Fund Advisors, L.P. disclaims beneficial ownership of all such securities. The address of Dimensional Fund Advisors, L.P. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(4)	Of the indicated shares of Class A Common Stock, 15,000 shares are presently owned by Mr. Fox. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Fox’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(5)	Of the indicated shares of Class A Common Stock, 3,055 shares are presently owned by Mr. Burghart. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Burghart’s address is c/o Reliance Standard Life Insurance Company, 2001 Market Street, Suite 1500, Philadelphia, PA 19103.

(6)	Of the indicated shares of Class A Common Stock, 4,847 shares are presently owned by Mr. Daurelle. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Daurelle’s address is c/o Reliance Standard Life Insurance Company, 2001 Market Street, Suite 1500, Philadelphia, PA 19103.

(7)	Of the indicated shares of Class A Common Stock, 2,938 shares are presently owned by Mr. Smith. Of the shares presently owned, Mr. Smith has sole voting and dispositive power with respect to 1,494 shares and shared voting and dispositive power with respect to 1,444 shares. The remaining shares indicated consist of 26,100 shares of Class A Common Stock which may be acquired pursuant to stock options within 60 days and 11,127 Class A Common Stock restricted share units. Mr. Smith’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(8)	Of the indicated shares of Class A Common Stock, 2,340 shares are presently owned by Mr. Sherman. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Sherman’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(9)	All of the indicated shares of Class A Common Stock may be acquired pursuant to stock options within 60 days. Mr. Ilg’s address is c/o Safety National Casualty Corp., 2043 Woodland Parkway, Suite 200, St. Louis, MO 63146.

(10)	Of the indicated shares of Class A Common Stock, 1,485 shares are presently owned by Mr. O’Connor. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. O’Connor’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(11)	Of the indicated shares of Class A Common Stock, 4,112 shares are presently owned by Mr. Meehan. The remaining shares indicated consist of 36,113 shares of Class A Common Stock which may be acquired pursuant to stock options within 60 days and 292 Class A Common Stock restricted shares which will vest within 60 days.

(12)	The indicated shares of Class A Common Stock include 20,425 shares presently owned by Mr. Hirsh and 3,154 shares as to which Mr. Hirsh has shared voting and dispositive power. Mr. Hirsh disclaims beneficial ownership as to such 3,154 shares. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Hirsh’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(13)	Of the indicated shares of Class A Common Stock, 150,000 shares are presently owned by a limited partnership beneficially owned by Mr. Brine and are deemed to be beneficially owned by Mr. Brine. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Brine’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(14)	Of the indicated shares of Class A Common Stock, 6,674 shares are directly owned by Mr. Wright. In addition, each of Mr. Wright and a corporation wholly owned by Mr. Wright may be deemed to beneficially own 2,974 shares of such stock. The remaining shares indicated may be acquired pursuant to stock options within 60 days.

(15)	Of the indicated shares of Class A Common Stock, 437 shares are presently owned by Mr. Litvack. The remaining shares indicated consist of 15,252 shares of Class A Common Stock which may be acquired by Mr. Litvack pursuant to stock options within 60 days and 146 Class A Common Stock restricted shares which will vest within 60 days. Mr. Litvack’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(16)	Includes 1,162,936 shares of Class A Common Stock which may be acquired pursuant to stock options within 60 days and 25,238 Class A Common Stock restricted share units.
ELECTION OF DIRECTORS
The Board of Directors consists of twelve members. Each director is elected annually to serve until his successor has been elected and qualified, or he has resigned or been removed from office. All nominees for election are currently directors of the Company and have been previously elected by the stockholders.
The Company’s Restated Certificate of Incorporation provides that the holders of Class A Common Stock are entitled to vote as a separate class to elect the Class A Director so long as the outstanding shares of Class A Common Stock represent at least 10% of the aggregate number of outstanding shares of the Company’s Class A and Class B Common Stock. As of the date of this Proxy Statement, this condition continues to be satisfied. Mr. Philip R. O’Connor was elected by the holders of the Class A Common

Stock in 2007 as the Class A Director and the Board of Directors has unanimously recommended Mr. O’Connor for election as the Class A Director.
It is intended that the shares of Common Stock represented by Proxies will be voted “for” the election of all such nominees unless a contrary direction is indicated on the Proxy. While it is not expected that any of the nominees will be unable to qualify for or accept office, if for any reason any nominee shall be unable to do so, Proxies that would otherwise have been voted “for” such nominee will instead be voted “for” a substitute nominee selected by the Board.
Nominees for Director
The following sets forth information as to each nominee for election at the 2008 Annual Meeting, including his age, positions with the Company, length of service as a director of the Company, other directorships currently held, if any, principal occupations and employment during the past five years and other business experience.
Robert Rosenkranz, 65, has served as the Chief Executive Officer of the Company since May 1987 and has served as Chairman of the Board of Directors of the Company since April 1989. He served as President of the Company from May 1987 to April 2006. He also serves as Chairman of the Board or as a Director of each of the Company’s principal subsidiaries and as Chairman and Chief Executive Officer of Delphi Capital Management, Inc. (“DCM”). Mr. Rosenkranz has served since October 1978 as either sole or managing general partner of Rosenkranz & Company, L.P. or as beneficial owner of its general partner. Mr. Rosenkranz founded Acorn Partners, L.P. in 1982 as a multi-manager, multi-strategy fund of hedge funds and, in 2004, founded Pergamon Advisors LLC, an investment adviser that, along with related entities, pursues a market neutral equity investment strategy.
Donald A. Sherman, 57, has served as the President and Chief Operating Officer of the Company and DCM since April 2006 and has served as a Director of the Company since August 2002. Mr. Sherman also serves as a Director of each of the Company’s principal subsidiaries. Mr. Sherman served as Chairman and Chief Executive Officer of Waterfield Mortgage Company, Inc. (“Waterfield”) since 1999 and as President of Waterfield from 1989 to 1999. From 1985 to 1988, he served as President and as a member of the Board of Directors of Hyponex Corporation (“Hyponex”) and from 1983 to 1985 served as Chief Financial Officer of Hyponex. From 1975 to 1983, he held various positions with the public accounting firm of Coopers and Lybrand and was elected to partner in 1981.
Robert M. Smith, Jr., 56, has served as Executive Vice President of the Company and DCM since November 1999 and as a Director of the Company since January 1995. He has also served as the Chief Investment Officer of Reliance Standard Life Insurance Company (“RSLIC”) and First Reliance Standard Life Insurance Company (“FRSLIC”) since April 2001. From July 1994 to November 1999, he served as Vice President of the Company and DCM. Mr. Smith also serves as a Director of each of the Company’s principal subsidiaries.
Kevin R. Brine, 57, has served as a Director of the Company since July 2004. He is Managing Director of Brine Management LLC, Artemis IV LLC, Caryatid LLC and Trustee of SCB, Inc. Previously, he was a partner and board member of Sanford C. Bernstein & Co. Over his twenty-two year career at Sanford C. Bernstein & Co., Mr. Brine had senior management responsibilities for the firm’s U.S. Private Client Business and Global Institutional Asset Management. He is also a trustee of a number of non-profit institutions such as the Whitney Museum of American Art and the World Monuments Fund and he is a member of the Chairman’s Council of the Metropolitan Museum of Art and California Institute of the Arts. Formerly, Mr. Brine was an Overseer for the Weill Cornell Medical College and a trustee of New York University.
Lawrence E. Daurelle, 56, has served as a Director of the Company since August 2002. He also has served as President and Chief Executive Officer of RSLIC, FRSLIC and Reliance Standard Life Insurance Company of Texas (“RSLIC-Texas”) since October 2000. He served as Vice President and Treasurer of the Company from August 1998 to April 2001. He also serves on the Board of Directors of RSLIC, FRSLIC and RSLIC-Texas. From May 1995 until October 2000, Mr. Daurelle was Vice President and Treasurer of RSLIC, FRSLIC and RSLIC-Texas.
Edward A. Fox, 71, has served as a Director of the Company since March 1990. He served as Chairman of the Board of SLM Corporation from August 1997 until May 2005 and is currently a Director of Capmark Financial Group, Inc. From May 1990 until September 1994, Mr. Fox was the Dean of the Amos Tuck School of Business Administration at Dartmouth College, and from April 1973 until May 1990, he was President and Chief Executive Officer of the Student Loan Marketing Association.
Steven A. Hirsh, 68, has served as a Director of the Company since August 2005. He has also served as Director of RSLIC and FRSLIC since January 1988. He currently serves as Chairman of the Board and President of Astro Communications, Inc., a

provider of industrial lighting products. He previously served as a portfolio manager with William Harris & Company and predecessor firms for thirty-seven years.
Harold F. Ilg, 60, was appointed as Executive Vice President, Business Development of the Company on April 1, 2008, concurrent with his retirement from the position of Chairman of Safety National Casualty Corporation (“SNCC”), in which he had served since January 1999. Also on April 1, 2008, he was named Chairman Emeritus of SNCC. Mr. Ilg has served as a Director of the Company since August 2002. He serves on the Board of Directors of RSLIC, FRSLIC, and RSLIC-Texas. From April 1999 until October 2000, he served as President and Chief Executive Officer of RSLIC, FRSLIC, and RSLIC-Texas. Prior to January 1999, he served as Vice Chairman of the Board of SNCC, where he had been employed in various capacities since 1978.
James M. Litvack, 66, has served as a Director of the Company since August 2005. He has also served as a Director of FRSLIC since April 1990. He is an economic consultant and previously taught economics for 31 years at Princeton University, where he also served as Assistant Dean of the Faculty and as Executive Director of the Ivy League. He has served on numerous commissions advising on financial issues for the State of New Jersey.
James N. Meehan, 62, has served as a Director of the Company since May 2003. He also has served as a Director of RSLIC since July 1988 and FRSLIC since April 1993. Mr. Meehan retired from Banc of America Securities/Bank of America as a Managing Director in May 2002 after 15 years of service with the organization and its predecessors. During his tenure, he was responsible for the bank’s commercial relationships with the insurance industry. Mr. Meehan also serves as a director of Reassurance America Life Insurance Co. and American Fuji Fire and Marine Insurance Company.
Robert F. Wright, 82, has served as a Director of the Company since August 2005. He has also served as a Director of RSLIC and RSLIC-Texas since April 1990 and as a Director of FRSLIC since October 1989. He serves as the President and Chief Executive Officer of Robert F. Wright Associates, Inc., a business consultancy which he founded in 1988. Mr. Wright also serves as a director of The Navigators Group, Inc. and Universal American Financial Corp.
Nominee for Class A Director
Philip R. O’Connor, 59, has served as a Director of the Company since May 2003. He also has served as a Director of RSLIC since March 1993. Dr. O’Connor is currently the President of PROactive Strategies, a provider of policy analysis and advice on insurance regulation. He is also a Vice President of Constellation (“NewEnergy”), a provider of competitive retail electricity. He recently completed a year of service at the U.S. Embassy in Baghdad, Iraq as an advisor to the Iraqi Ministry of Electricity. Dr. O’Connor served as the Illinois Director of Insurance from 1979 to 1982. From 1983 through 1985, Dr. O’Connor was Chairman of the Illinois Commerce Commission, the utility regulatory body of Illinois, and he served on the Illinois State Board of Elections from 1998 until April 2004. After 1985, Dr. O’Connor formed Palmer Bellevue Corporation, an energy and insurance consulting firm that became a part of Coopers and Lybrand in 1993. In 1998, he established the Midwest business of Constellation NewEnergy, Inc. He also serves as a member of the Board of the Big Shoulders Foundation for the schools of the Archdiocese of Chicago and is a member of the Board of the Loyola University Museum of Art in Chicago.
Directors’ Attendance
The Board of Directors held four meetings during 2007. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings held during the period for which such incumbent was a director, and (ii) the total number of meetings held by all committees of the Board of Directors on which such incumbent served. Directors are encouraged to attend the Company’s annual meetings of stockholders where practicable. All of the directors then serving attended last year’s annual meeting. The non-management members of the Board of Directors of the Company hold regularly scheduled executive sessions on a quarterly basis, and the presiding director for these sessions is selected by rotating among the chairs of the committees of the Board.
Communication with Board of Directors
Any stockholder or interested party may communicate with the Board of Directors, any Board committee or any individual director(s) by directing such communication in writing to the Company’s Secretary, c/o Reliance Standard Life Insurance Company, Suite 1500, 2001 Market Street, Philadelphia, Pennsylvania 19103-7303. The communication should indicate whether the communicating party is a stockholder and whether it is a Board, Board committee or individual director communication, as the case may be. The Secretary will forward such communication to the members of the Board or of the relevant committee or individual director(s), as indicated in such communication.

CORPORATE GOVERNANCE
Director Independence
The Board has adopted categorical standards for evaluating the independence of its members. Under these standards, a director is presumed to be independent if (i) neither the director nor any immediate family member of the director (a “family member”) is currently employed or has been employed (as an executive officer, in the case of a family member) by the Company during the past three years; (ii) neither the director nor any family member has received in any twelve-month period within the past three years more than $100,000 in direct compensation from the Company, other than director and committee fees, or in the case of a family member, compensation received for service as a non-executive employee of the Company; (iii) neither the director nor any family member (a) is a current partner (or, in the case of a director, an employee) of a firm that is the Company’s external or internal auditor, (b) within the last three years was a partner or employee of such a firm and personally worked on the Company’s audit within that time, or, (c) in the case of a family member, is a current employee of such a firm and participates in the Company’s audit, assurance or tax compliance (but not tax planning) practice; (iv) neither the director nor any family member is currently employed or has been employed during the past three years as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that other company’s compensation committee; and (v) the director is not an executive officer, and no family member is an employee, of a company that during the past three full calendar years made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated revenues. In addition, under such standards, a director is not deemed to have a material relationship with the Company that impairs the director’s independence as a result of (i) the director or any family member being an executive officer, director or trustee of a foundation, university or other charitable or not-for-profit organization to which the Company or its charitable foundation makes contributions that did not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues in any single fiscal year during the preceding three years; (ii) the director’s beneficial ownership of less than 5% of the outstanding equity interests of an entity that has a business relationship with the Company; (iii) the director being an officer or director of an entity that is indebted to the Company, or to which the Company is indebted, where the total amount of the indebtedness was less than 3% of the total consolidated assets of such entity as of the end of the previous fiscal year; or (iv) the director (or an entity of which such director is an officer, employee or director) obtaining products or services from the Company on terms generally available to customers of the Company for such products or services. In making its independence determinations with respect to Messrs. Brine, Fox, Hirsh, Litvack, Meehan, O’Connor and Wright, the Board determined that none of such directors had any relationship with the Company that would be contrary to the provisions of these standards or the listing standards of the New York Stock Exchange (the “NYSE”). The Company’s director independence standards are available on its website (www.delphifin.com/corp_governance) and in print to any shareholder upon request.
Committees of the Board of Directors
The Board of Directors maintains three committees: the Compensation Committee, the Nominating and Corporate Governance Committee (the “Governance Committee”), and the Audit Committee. Each of such committees is comprised solely of individuals who are directors who are independent as described above. Descriptions of these committees and their respective duties follow.
Compensation Committee
The responsibilities of the Compensation Committee include, among others, oversight and approval of the compensation of the Company’s executive officers, including the Chief Executive Officer, administration of the stock option and other stock-related plans of the Company, and making recommendations regarding the compensation of the Company’s outside directors. The Compensation Committee’s written charter is available on the Company’s website (www.delphifin.com/corp_governance) and in print to any shareholder upon request. The committee’s membership consists of Messrs. Wright (Chairman), Meehan and O’Connor. The Compensation Committee held eight meetings during 2007. The Compensation Committee’s report is set forth on page 8 of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
Messrs. Meehan, O’Connor, and Wright, the directors who served on the Compensation Committee during 2007, are not “insiders” within the meaning of the Securities Act and there were no “interlocks” within the meaning of the Securities Act.

Governance Committee
The Governance Committee consists of Messrs. O’Connor (Chairman), Brine and Fox. The Governance Committee, among other things, identifies and recommends to the Board nominees for election as Directors, recommends committee appointments to the Board, oversees the Board’s performance evaluation processes and reviews proposed and existing related party transactions pursuant to the Company’s review policy for such transactions. See “Certain Relationships and Related Party Transactions.” The Governance Committee’s responsibilities and authority are described in greater detail in its written charter. This charter, along with the Company’s Corporate Governance Guidelines and other Company corporate governance-related documents, are available on the Company’s website (www.delphifin.com/corp_governance) and in print to any shareholder upon request. The Governance Committee met four times in 2007.
For purposes of identifying Board nominees, the Governance Committee relies primarily on personal contacts of members of the Board and does not maintain a formal process in this regard. The Governance Committee will consider stockholder recommendations of Board nominees which are made in accordance with the requirements set forth below. The Company has not engaged the services of any third party search firm in connection with the identification or evaluation of potential Board nominees. While the Governance Committee has not adopted specific, minimum qualifications for director nominees, the Board has adopted, on the recommendation of the Governance Committee, criteria for the evaluation of such nominees, which form part of the Company’s Corporate Governance Guidelines. These criteria provide that the Board should be composed of individuals who have demonstrated substantial achievements in business, government, education or other relevant fields, and who possess the requisite intelligence, experience and education to make meaningful contributions to the Board, as well as high ethical standards and a dedication to exercising independent business judgment. The evaluative factors contained in the criteria address, in addition to various factors relevant to these general attributes, whether the nominee has the ability, in light of his or her personal circumstances, to devote sufficient time to carrying out his or her duties and responsibilities effectively.
The Governance Committee will consider stockholder recommendations of Board nominees which are made in accordance with the following procedures. Any such recommendation must be sent to the Secretary of the Company, c/o Reliance Standard Life Insurance Company, Suite 1500, 2001 Market Street, Philadelphia, Pennsylvania 19103-7303, and must be received by the Secretary no later than November 30 of the calendar year preceding the Annual Meeting of Stockholders. The recommendation must include information demonstrating that the person submitting the recommendation is in fact a stockholder, the proposed candidate’s written consent to the nomination, background information regarding the proposed candidate and an undertaking by the proposed candidate to provide any further information requested by the Governance Committee, including by means of an in-person interview. The Secretary will forward the recommendation to each member of the Governance Committee. The Governance Committee, with reference to the Board member criteria discussed above and taking into account the Board’s then-current needs, size and composition and any other factors it deems relevant, will determine whether to accept such recommendation.
Audit Committee
The Audit Committee consists of Messrs. Meehan (Chairman), Brine, Hirsh and Litvack. The Audit Committee is governed by a charter adopted by the Board of Directors, a copy of which is available on the Company’s website (www.delphifin.com/corp_governance) and in print to any shareholder upon request. Pursuant to such charter, the Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor, and the performance of the Company’s internal audit function. Management has the primary responsibility for the Company’s financial statements and its reporting process, including its systems of internal controls, and for the assessment of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The independent auditor is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, expressing opinions as to the conformity of such financial statements with generally accepted accounting principles and as to the effectiveness of the Company’s internal control over financial reporting. Each of the current members of the Audit Committee meets the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act, in addition to the director independence standards described above. See “Election of Directors.” The Board of Directors has determined that Mr. Meehan is an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission. Further information concerning the Audit Committee and its activities is set forth in the Audit Committee’s report set forth on page 25 of this Proxy Statement. The Committee held eight meetings during 2007.

Code of Ethics
The Company has a written Code of Conduct that is applicable to all of the directors and employees of the Company and its subsidiaries, as well as a supplemental written Code of Ethics for Senior Financial Officers that applies specifically to the Company’s Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Vice President and Treasurer. Such Codes are available on the Company’s website (www.delphifin.com/corp_governance) and in print to any shareholder upon request. The Company intends to satisfy any disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of the Code of Ethics by posting such information on its website at the aforementioned address.
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management, and, based on such review and discussion, recommended to the Board of Directors that such Compensation Discussion and Analysis be included in the Company’s proxy statement relating to the 2008 Annual Meeting of Stockholders.
Robert F. Wright, Chairman
James N. Meehan
Philip R. O’Connor
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table below (who are referred to below as the “named executive officers”), the process by which such elements are determined and established by the Compensation Committee for the respective individuals and the considerations and principles underlying such determinations.
Compensation Objectives and Approach
The objectives of our compensation programs are to attract, motivate and retain executives and employees who will make substantial contributions toward the Company’s meeting the financial, operational and strategic objectives that we believe will build substantial value for the Company’s stockholders. In an effort to achieve these objectives, the key elements of such programs consist of base salary, annual cash bonuses and share-based compensation. The Company emphasizes share-based compensation awards as a large proportion of the named executive officers’ total compensation in order to align their interests with those of the Company’s stockholders, inasmuch as such awards will appreciate or depreciate in value to the extent that the market price of the Company’s common stock increases or decreases over time. These awards entail substantial vesting requirements to facilitate continued employee retention and, in certain cases, are contingent on the satisfaction of multi-year performance goals, as described below.
Compensation Consultant and Peer Group
In order to assist the Compensation Committee in performing its functions, the committee has engaged Steven Hall & Partners (“SHP”), an expert independent compensation consulting firm. SHP provides research, analysis and recommendations to the Compensation Committee regarding the named executive officers’ and outside directors’ compensation, including as to both equity and non-equity compensation, based on directions provided to it by the Compensation Committee. SHP’s services and fees are subject to the review and approval of the Compensation Committee on an ongoing basis. SHP does not perform services for the Company or its subsidiaries other than in its role as consultant to the Compensation Committee.
In connection with its services, SHP has assisted the Compensation Committee in establishing a peer comparator group for compensation analysis purposes. This group utilized in 2007 consisted of the following companies in the life and property and casualty insurance sectors, reflecting the presence of the Company’s insurance subsidiaries in both sectors: Commerce Group, Inc.; FBL Financial Group, Inc., Harleysville Group Inc., HCC Insurance Holdings, Inc., Markel Corp., Philadelphia Consolidated Holding Corp., Presidential Life Corporation, Reinsurance Group of America, Inc., RLI Corp., StanCorp Financial Group, Inc., Torchmark Corporation, Universal American Financial Corp., W.R. Berkley Corporation and Zenith National Insurance Corp.

SHP also compiles published compensation survey data for the Compensation Committee’s information and use in this regard. The Compensation Committee does not target compensation levels for the named executive officers to specified percentiles within the companies in the comparator group or survey data. Rather, the compensation information relating to the members of such group is one of a number of factors, as further described below, that the Compensation Committee considers in establishing the level and components of the compensation to the named executive officers. In addition, such information is used in the evaluation of whether the Company’s compensation practices are competitive in the marketplace.
Compensation Determination Process and Considerations
Mr. Rosenkranz makes proposals to the Compensation Committee regarding the elements of compensation of each of the named executive officers, including himself, and the Compensation Committee has full authority and discretion to accept, reject or modify these proposals. The Compensation Committee’s compensation determinations regarding the named executive officers are subject to full Board review. These determinations are generally made annually, and occur at the Compensation Committee’s first regular meeting of each calendar year occurring in February, in which cash bonuses and share-based awards relating to the named executive officers’ performance during the preceding calendar year are granted, and any base salary adjustments for the current year are implemented. In preparation for these meetings, the Compensation Committee holds one or more interim meetings prior thereto in which Mr. Rosenkranz presents his preliminary proposals regarding the compensation matters relating to the named executive officers to be acted upon in the February meeting, based on the anticipated full-year financial results for the Company and its subsidiaries. SHP provides advice, input and analysis as appropriate in connection with the Compensation Committee’s deliberations relating to these matters.
The Compensation Committee reviews and approves each element of compensation of the named executive officers. In establishing the levels and components of compensation to the named executive officers, the Committee, as a threshold matter, evaluates the Company’s (in the case of the named executive officers who are officers of the Company) and the relevant operating subsidiary’s (in the case of the named executive officers employed by such subsidiary) overall performance for the year, and conducts individualized evaluations with regard to each individual in determining the appropriateness of each individual’s elements and levels of compensation, considering, in certain cases, self-evaluations prepared by such officers and Mr. Rosenkranz’s input regarding these evaluations.
In setting Mr. Rosenkranz’s compensation, the Compensation Committee also considers the amounts earned by him under the investment consulting and management arrangements described below in order to assess the appropriateness of the overall remuneration in which Mr. Rosenkranz has a financial interest, and has concluded that such remuneration is fairly reflective of the substantial value furnished to the Company by him and his related entities. These arrangements are subject to review and approval at inception, and to regular periodic review, under the Company’s Review Policy for Related Party Transactions. In addition, with regard to Mr. Sherman, the Compensation Committee takes into account the payments received by him in respect of his services to various entities in which Mr. Rosenkranz has various financial interests. See “Certain Relationships and Related Party Transactions” beginning at page 24 below.
Key elements considered in the Compensation Committee’s evaluations include corporate or subsidiary performance compared to the financial, operational and strategic goals for the applicable period, the officer’s contributions to such performance and the officer’s other accomplishments for the benefit of the Company during such period. In these evaluations, the Compensation Committee does not apply rigid formulas or necessarily react to short-term changes in financial performance. Such evaluations also take into account the nature, scope and level of the named executive officer’s responsibilities and the officer’s level of experience, past levels of compensation and changes in such levels, tenure with the Company, other opportunities potentially available to such officer and the comparator group compensation data discussed above. In addition, the members of the Compensation Committee interact with each of the named executive officers in connection with the regular meetings of the Company’s Board of Directors, which provides the committee with an additional basis for evaluating such officer and his performance. Based on all of these general evaluative factors and the additional factors described below that vary among the named executive officers, the Compensation Committee makes its assessments and determines the components and levels of compensation for each such officer.
The compensation decisions for each of the named executive officers relating to 2007 reflect, among other things, the favorable financial performance, which exceeded the financial plan for the year, and operational performance of the Company and its subsidiaries for the year. A discussion of such performance is contained in the Management’s Discussion and Analysis section of the Company’s 2007 Annual Report on Form 10-K. Such decisions also took into account the negative market performance of the Company’s stock for 2007 and, for the named executive officers employed at the parent company level, the performance of the Company’s investment portfolio having been less favorable for 2007 than in prior years.

Cash Compensation
Base salaries for the named executive officers are established by the Compensation Committee, and adjusted on an annual basis, based on the considerations described in the preceding section. The base salary amounts paid to the named executive officers during 2007 are shown in the Summary Compensation Table at page 13 below.
Cash bonuses for the named executive officers, which are shown in the Summary Compensation Table in the Bonus and Non-Equity Incentive Compensation columns, as applicable, are established and determined in various ways. For Messrs. Rosenkranz and Sherman, various objective performance goals were adopted for the 2007 fiscal year under the Company’s Annual Incentive Compensation Plan, which plan is described further below: (1) the attainment by the Company of operating earnings per share of at least $3.15; (2) an operating return on equity percentage of at least 11%; (3) the performance of the Company’s stock exceeding that of the S&P 500 Insurance Index; (4) the performance on a total return basis of the Company’s investment portfolio exceeding that of the Lehman Brothers U.S. Aggregate Index by at least 100 basis points (1%); (5) the Company’s either (a) deploying with a new external or internal investment manager assets of at least $50 million which achieve a total return exceeding that of such Lehman index by at least 200 basis points (2%) or (b) introducing a new category of insurance liabilities in the amount of at least $100 million with the related spread income, based upon the supporting investment subportfolio, exceeding 100 basis points (1%); and (6) the Company’s completing one of a specified group of capital markets and acquisition transactions. Operating earnings per share and operating return on equity are both non-GAAP financial measures under which GAAP net income is adjusted by excluding the after-tax effects of realized investment gains and losses, as applicable, extraordinary items and results from discontinued operations in order to focus on the performance of the Company’s continuing insurance operations. For each goal attained, Messrs. Rosenkranz and Sherman had the opportunity to earn cash awards equal to 50% and 35%, respectively, of their 2007 base salaries, except for the operating earnings per share element, where the percentage was 100% for Mr. Rosenkranz and 70% for Mr. Sherman, subject in each of these cases to the ability of the Compensation Committee to exercise negative discretion to reduce such award amounts. These percentages reflected a target level for Mr. Sherman’s bonus of 70% of that of Mr. Rosenkranz.
This bonus structure was designed to give Messrs. Rosenkranz and Sherman the opportunity to earn awards based on the accomplishment of objectives believed to be of substantial benefit to the Company, while also permitting the Compensation Committee to exercise discretion in adjusting the amount of these awards in a manner that will permit the full tax deductibility by the Company of such awards under Section 162(m) of the Code. See “Tax Considerations” at page 12 below. For 2007, the operating earnings per share, operating return on equity percentage and capital markets-related performance goals were achieved. The Compensation Committee then applied negative discretion, applying the evaluative factors discussed in the preceding section, to establish their respective 2007 cash bonus amounts at levels considered to be appropriate in light of such factors.
The annual cash bonuses for Messrs. Burghart and Daurelle, who are employed in the operations of RSLIC, are established under the RSLIC management incentive compensation plan. Under this plan, actions relating to their compensation are subject to the review and approval of the Compensation Committee. The criterion determining the level of the bonus attainable under this plan for 2007 consisted of the attainment by RSLIC and its affiliated life insurance companies, considered on a stand-alone basis, of an operating income target for the year of $149.1 million which, if attained, resulted in Messrs. Burghart and Daurelle’s earning bonuses equal to 50% and 110%, respectively, of their 2007 base salaries, subject, in both cases, to a discretionary 10% upward or downward adjustment. Such adjustment applies uniformly to the annual bonuses of all participants in the RSLIC incentive plan and is based on an assessment of aspects of RSLIC’s corporate performance for the year beyond the level of operating income achieved, such as steps taken during the year to build for future corporate achievement and its teamwork with other members of the Company’s corporate group. If the operating income target was not attained, any bonuses to Messrs. Burghart and Daurelle would have been payable solely on a discretionary basis. As with the operating earnings-related performance goals for Messrs. Rosenkranz and Sherman discussed above, this operating income target is a non-GAAP financial measure under which the after-tax effects of realized investment gains and losses, as applicable, extraordinary items and results from discontinued operations are excluded from GAAP net income in order to focus on the performance of RSLIC’s continuing insurance operations. In 2007, RSLIC’s operating income substantially exceeded this target, and, based on the aforementioned assessment, the resulting bonuses earned by Messrs. Burghart and Daurelle were adjusted upward by 10%.
Under the employment agreement in effect for Mr. Ilg when he was employed in the operations of SNCC during 2007, his annual cash bonuses were determined on a discretionary basis and were subject to the approval of the Compensation Committee. For further information relating to this employment agreement, which expired in accordance with its terms at the end of 2007, see the “Potential Payments on Termination or Change in Control” section beginning at page 20 below. Mr. Ilg’s cash bonus has generally been determined on a team basis along with the other four members of executive management of SNCC, with such individuals’ bonuses being established at a uniform percentage of their respective base salaries for the applicable year. Based upon the Compensation Committee’s evaluation of SNCC’s corporate performance on a stand-alone basis and the performance of its executive management team, applying the evaluative factors discussed in the preceding section, Mr. Ilg’s bonus for 2007 was established at 90% of his 2007 base salary.
Share-Based Compensation
General Objectives and Overview
As noted above, the Company believes that a large component of its officers’ compensation should consist of share-based incentive compensation, which appreciates or depreciates in value to the extent that the market price of our common stock increases or decreases. Accordingly, the Compensation Committee has in recent years made, and intends in the future to continue to make, annual and other grants of share-based awards to the named executive officers and other key employees in such amounts as the Committee believes will accomplish the objectives of our compensation programs. As discussed below, the holder’s ability to realize any financial benefit from these awards typically requires the fulfillment of substantial vesting requirements that are performance contingency-related in some cases and time-related in others. Accordingly, we believe that these awards provide substantial benefit to the Company in creating appropriate performance incentives and in facilitating the long-term retention of employees who add significant value.
Share-based awards to the named executive officers take two different forms: options to purchase the Company’s Class A or Class B Common Stock, as applicable (referred to below as “options”), and deferred or restricted share units (“Share Units”), which entitle the recipient to receive a number of shares of Company Class A or Class B Common Stock, as applicable, equal to the number of such units upon the completion of a specified deferral period, along with dividend equivalents during the period that such units are outstanding. Such compensation is awarded under the Company’s 2003 Share Plan and, in the case of Mr. Rosenkranz, under its Second Amended and Restated Long-Term Performance-Based Incentive Plan. Summary descriptions of these plans begin at page 14 below.
Options
Options give the holder the right, generally for a period of ten years, to purchase a specified number of shares of Company stock at the exercise price, which is the closing price on the NYSE of the Company’s stock on the date of grant. The options have value to the holder only to the extent that the price of our stock increases above the exercise price and the holder remains employed during the vesting period, which is generally five years, thus providing a substantial incentive for the employee to continue employment with the Company. Employees generally forfeit any options not vested at the time that their employment terminates. In addition, the options serve to align employees’ interests with those of our stockholders by providing an incentive to make contributions that will assist in increasing the market price of our stock. We do not backdate options or grant options retroactively, nor do we reprice options.
For the named executive officers employed by our insurance subsidiaries, we have emphasized the use of options having a performance-contingent incentive structure. These options’ vesting is contingent upon the attainment by RSLIC, in the case of Messrs. Burghart and Daurelle, and SNCC, in the case of Mr. Ilg, of financial performance goals for specified three and five year performance periods relating to the respective subsidiaries’ cumulative pre-tax operating income (as defined in the option agreements) for these periods. Pre-tax operating income, in both cases, is a non-GAAP financial measure that applies various adjustments in order to focus on the performance of the subsidiaries’ continuing insurance operations. In both cases, the options become exercisable if the specified goal is met; otherwise, a reduced number of such options become exercisable based on where the performance achieved falls within a specified range. If specified minimum performance targets for the respective three-year and five-year performance periods are not satisfied, the options are forfeited in their entirety. Thus, we believe that these options provide substantial incentives for performance that will serve the interests of the Company and its stockholders. RSLIC attained its performance goal for the three-year performance period consisting of the 2004, 2005 and 2006 fiscal years and, as a result, 50% of Messrs. Burghart and Daurelle’s options became exercisable in February 2007. SNCC attained its performance goal for the five-year performance period ending with the 2007 fiscal year; accordingly, 100% of Mr. Ilg’s options became exercisable in February 2008. A similarly structured performance-contingent incentive option program has been adopted for SNCC management with respect to the three and five year performance periods beginning with the 2008 fiscal year; however, due to Mr. Ilg’s retirement from the position of Chairman of SNCC, Mr. Ilg will not participate in such program.
Share Units
Share Units give the holder the right to receive one share of Company Class A or Class B Common Stock for each unit held and to receive dividend equivalents while the units are outstanding. As in the case of the options that we grant, Share Units are subject to substantial vesting requirements that provide the Company with significant benefits from the standpoint of employee retention. All of these requirements have been time-based to date. In addition, the terms of the Share Units granted to date require the employee to continue to hold such units during his entire term of employment with the Company, even after the applicable vesting period has been satisfied, thus further aligning the holders’ interests with those of the Company’s stockholders on a long-term basis, particularly in light of the downside risk to the holder of a decrease in their value to the extent that the price of our stock declines during the holding period. These terms also serve to ensure that the compensation to the named executive officers associated with the Share Units will be fully tax deductible by the Company pursuant to Section 162(m).
2007 Grants and Granting Practices
In the cases of Messrs. Rosenkranz and Sherman, share-based awards have been made by the Compensation Committee over time on a discretionary basis, primarily in connection with the annual performance evaluations discussed above. At the February 2008 meeting of the Compensation Committee, 42,896 and 30,027 Share Units were awarded to Messrs. Rosenkranz and Sherman, respectively, and Messrs. Rosenkranz, and Sherman, received 128,689 and 90,082, options, respectively, all in respect of their performance during 2007, such awards having been set, in Mr. Sherman’s case, at levels equal to 70% of the corresponding awards to Mr. Rosenkranz. The options granted to Messrs. Rosenkranz and Sherman vest in five equal annual installments beginning one year after the grant date. The Share Unit awards vest in three equal annual installments beginning one year after the grant date, in the case of Mr. Rosenkranz, and in three equal installments beginning on the third anniversary of the grant date, in the case of Mr. Sherman. In addition, in August 2007, Mr. Rosenkranz exercised 536,583 options which were scheduled to expire in January 2008 and retained the shares of Company stock issued pursuant to such exercise. The exercise price and tax withholdings relating to such exercise were paid to the Company through the delivery of existing shares of Company stock beneficially owned by him. Concurrently with such exercise, in order to maintain the level of his potential for participation in the appreciation of the Company’s stock after taking into account the shares of such stock surrendered pursuant to such exercise, and thus to provide a substantial additional incentive to Mr. Rosenkranz for the continued provision of services to the Company, Mr. Rosenkranz was granted 375,094 options which vest in five equal annual installments beginning one year after the grant date.
The Company has generally granted share-based awards to employees at a regular time each year, the date of the regular Compensation Committee meeting held in February in which, as discussed above, the named executive officers’ performance evaluations are conducted. Such meetings have in each case been scheduled significantly in advance of their being held, without regard to any information or expectations regarding future Company financial performance or announcements. The awards made to the named executive officers at the Committee’s meeting held on February 6, 2008, were by their terms made effective on February 15, 2008, the third day of market trading of the Company’s stock following its public announcement of fourth quarter and full year 2007 financial results. All option grants are made directly by formal action of the Compensation Committee, which has not delegated any option-granting authority to management.
Employment and Severance Agreements
The named executive officers do not have employment, severance or change-of-control agreements. Mr. Ilg’s former employment agreement expired at the end of 2007, as described in the “Potential Payments on Termination or Change in Control” section beginning at page 20 below. Accordingly, the named executive officers serve on an at-will basis, which would enable the Company to terminate their employment and to determine the terms of any severance arrangement at such time. In addition, the terms of the Company’s share-based awards, as discussed above, subject such awards to forfeiture if specified vesting requirements are not satisfied prior to a named executive officer’s leaving the Company.
Tax Considerations
Section 162(m) of the Code limits the deductibility of certain compensation for the Chief Executive Officer and the other named executive officers in excess of $1 million per year unless certain specified conditions are met. The Compensation Committee intends to establish and maintain executive compensation levels and programs that will serve the purposes described in this Compensation Discussion and Analysis. The Committee has structured the Company’s current executive compensation arrangements in order to avoid limitations on deductibility, and will continue to do so in the future where this result can be achieved consistent with achieving these purposes.

SUMMARY COMPENSATION TABLE
The following table sets forth the compensation paid by the Company and its subsidiaries to the Chief Executive Officer, the Vice President and Treasurer (Chief Financial Officer), and the other three most highly compensated executive officers of the Company and its subsidiaries for the year ended December 31, 2007 and the compensation paid by the Company to such individuals for the year ended December 31, 2006 (other than Mr. Daurelle, who was not among the three most highly compensated executive officers for such year).

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	All Other
				Stock	Option	Incentive Plan	Compensation	Compensation
		Salary ($)	Bonus($)	Awards($)	Awards ($)	Compensation ($)	Earnings	($)	Total
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(2)	($) (5)	(6) (7)	$

Robert Rosenkranz,	2007	$792,750	$—	$1,250,000	$291,806	$1,200,000	$2,224,697	$107,491	$5,866,744
Chief Executive Officer of the Company	2006	755,000	—	3,000,000	—	1,500,000	1,824,326	233,814	7,313,140

Thomas W. Burghart,	2007	240,000	—	—	476,100	132,000	20,182	17,698	885,980
Vice President and Treasurer of the Company	2006	187,751	—	—	464,389	103,032	32,570	12,648	800,390

Donald A. Sherman,	2007	792,750	—	875,000	498,936	840,000	—	14,496	3,021,182
President and Chief Operating Officer of the Company	2006	531,404	—	700,000	246,958	700,000	—	69,195	2,247,557

Harold F. Ilg,	2007	536,038	504,769	—	494,496	—	—	12,375	1,547,678
Chairman of the Board of SNCC	2006	510,512	531,783	—	796,264	—	—	12,100	1,850,659

Lawrence E. Daurelle,	2007	350,000	—	—	476,100	423,500	22,880	34,236	1,306,716
President and Chief Executive Officer of RSLIC

(1)	Amounts include amounts deferred by the named executive officers, where applicable, under RSLIC’s Retirement Savings (401(k)) Plan and Nonqualified Deferred Compensation Plan.

(2)	Bonus amounts paid under the Company’s Annual Incentive Compensation Plan and the RSLIC Management Incentive Compensation Plan are reported in the column “Non-Equity Incentive Plan Compensation.”

(3)	Amounts represent the Company’s compensation costs for financial reporting purposes for the applicable year according to Statement of Financial Accounting Standard No. 123 (Revised) (“SFAS 123R”) relating to Share Units awarded to the respective named executive officers in relation to 2007 and 2006 performance. See Note M to the Consolidated Financial Statements contained in the Company’s 2007 Annual Report on Form 10-K. Effective on February 15, 2008, 42,896 Share Units were awarded to Mr. Rosenkranz, and 30,027 Share Units were awarded to Mr. Sherman. Effective on February 15, 2007, 73,475 Share Units were awarded to Mr. Rosenkranz, and 17,144 Share Units were awarded to Mr. Sherman. These amounts do not necessarily reflect the values that will ultimately be realized with respect to these awards.

(4)	Amounts represent the Company’s compensation costs for financial reporting purposes for the year according to SFAS 123R relating to options granted to the respective named executive officers in the applicable year and all prior years rather than values actually realized by such officers during the applicable year. See Note A to the Consolidated Financial Statements contained in the Company’s 2007 Annual Report on Form 10-K for the assumptions made in determining SFAS 123R values. The Company’s compensation costs consisting of the options’ grant date values, as determined in accordance with SFAS 123R, are recognized ratably over the periods of service required for the grants to vest. Accordingly, ratable amounts were expensed in 2007 for grants made in 2003, 2004, 2005, 2006 and 2007 and ratable amounts were expensed in 2006 for grants made in 2002, 2003, 2004 and 2005. Because the grants to Messrs. Rosenkranz and Sherman of options to purchase 128,689 and 90,082 shares of Class A Common Stock, respectively, in relation to their 2007 performance were made in February 2008, no compensation costs relating to these options were recognized by the Company in 2007. Similarly, because the grant to Mr. Sherman of options to purchase 51,432 shares of Class A Common Stock in relation to his 2006 performance was made in February 2007, compensation costs relating to these options were recognized by the Company in 2007. These amounts do not necessarily reflect the values that will ultimately be realized with respect to the related option awards.

For Mr. Sherman, the Company’s 2006 compensation costs relating to options include the costs for options granted to him under the outside directors stock plan prior to his appointment as President and Chief Operating Officer. Upon such appointment, all of such options not then vested were forfeited; accordingly, these costs have been reduced to reflect the reversal of previously accrued costs with respect to the forfeited options.

(5)	Amounts consist of estimates of the increase in actuarial present value of the named executive officer’s accrued benefit under the Company’s retirement plans in 2007 and 2006. The key assumptions underlying these estimates are described in footnote 4 to the Pension Benefits Table on page 18. No amount is payable from the plans before a participant attains age 55 (except in the case of a disability retirement). These amounts do not necessarily reflect the benefits that will ultimately be realized with respect to these plans. No above-market earnings, for purposes of SEC rules, are paid under any Company non-qualified deferred compensation program.

(6)	The amounts indicated in the All Other Compensation column for 2007 include, among other items of compensation, the following perquisites, personal benefits, and items of compensation in the following types and amounts:

Mr. Rosenkranz: $96,892 relating to the services of a personal assistant. In addition, the Company permitted the use of office space by personnel associated with a public policy initiative of a foundation sponsored by Mr. Rosenkranz; however, no aggregate incremental cost to the Company was associated with such use.

Mr. Burghart: $7,253 for personal use of a Company-provided car, $2,139 for a club membership and executive medical reimbursements of $1,789.

Mr. Ilg: $12,375 for contributions made on Mr. Ilg’s behalf to SNCC’s defined contribution plans.

Mr. Daurelle: $17,825 for personal use of a Company-provided car and executive medical reimbursements of $6,521.

(7)	The Company and its subsidiaries paid certain amounts in 2007 and 2006 under related party transactions to entities in which Mr. Rosenkranz had financial interests, portions of which were in turn earned by Mr. Rosenkranz in addition to the amounts set forth above. See “Certain Relationships and Related Transactions.”
The following table provides information on options and Share Units granted during the year ended December 31, 2007 to each of the named executive officers.
Grants of Plan-Based Awards in 2007

						All Other	All Other
					Stock	Option	Exercise
					Awards:	Awards:	or Base	Grant
		Estimated Possible Payouts Under Non-			Number of	Number of	Price of	Date Fair
		Equity Incentive Plan Awards(1)			Shares of	Securities	Option	Value of
		Threshold	Target	Maximum	Stock or	Underlying	Awards	Stock and
	Grant	Amount	Amount	Amount	Units	Options	per Share	Option
Name	Date	$	$	$	#	#	($/sh)	Awards(2)

Robert Rosenkranz	08/23/2007	$—	$—	$—	—	375,094 (3)	$40.1800	$4,103,528
	02/16/2007	—	—	2,774,625	—	—	—	—
	02/16/2007	—	—	—	73,475 (4)	—	—	2,999,984

Thomas W. Burghart	02/16/2007	109,091	120,000	132,000	—	—	—	—

Donald A. Sherman	02/16/2007	—	—	1,942,237	17,144 (5)	—	—	699,990
	02/16/2007	—	—	—	—	51,432 (6)	40.8300	611,012

Harold F. Ilg	—	—	—	—	—	—	—	—

Lawrence E. Daurelle	02/16/2007	350,000	385,000	423,500	—	—	—	—

(1)	The amounts indicated in the Maximum Amount column reflect the maximum possible 2007 cash incentive plan awards for the named executive officers, where applicable. The actual 2007 awards for such officers under such plans are indicated in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. See “Compensation Discussion and Analysis — Cash Compensation.”

(2)	The amounts indicated in this column represent the grant date fair values of the awards determined in accordance with SFAS 123R. See Note A to the Consolidated Financial Statements contained in the Company’s 2007 Annual Report on Form 10-K for the assumptions made in determining the SFAS 123R values of options. The SFAS 123R grant date fair values of the Share Units are determined by reference to the grant date fair value of the underlying shares.

(3)	Class B Common Stock options become exercisable in five equal annual installments, beginning on August 23, 2008.

(4)	Class B Common Stock Share Units granted with respect to Mr. Rosenkranz’s performance for 2006, which vest in three equal annual installments beginning on February 8, 2008. Dividend equivalents are paid with respect to these Share Units at the same rate and at the same time as the Company’s regular common stock dividends.

(5)	Class A Common Stock Share Units granted with respect to Mr. Sherman’s performance for 2006, which vest in three equal annual installments beginning on February 7, 2010. Dividend equivalents are paid with respect to these Share Units at the same rate and at the same time as the Company’s regular common stock dividends.

(6)	Class A Common Stock options become exercisable in five equal annual installments, beginning on February 7, 2008.
Summary descriptions of the Company’s cash and share-based employee incentive compensation plans follow:
Annual Incentive Compensation Plan
Under the Company’s Annual Incentive Compensation Plan (the “Annual Incentive Plan”), its executive officers may earn annual bonus compensation contingent upon the attainment of certain pre-established performance goals adopted by the Compensation Committee in accordance with the plan’s terms. The Compensation Committee may exercise negative discretion to reduce the amount that would otherwise be payable under an award by reason of the applicable performance goals having been achieved. We intend that compensation payable under the Annual Incentive Plan will constitute “qualified performance-based compensation” under Section 162(m), and, consequently, should not be subject to its $1 million limit on deductibility thereunder. Messrs. Rosenkranz and Sherman were the participants in the Annual Incentive Plan for 2007. See “Compensation Discussion and Analysis - Cash Compensation.”

Long-Term Incentive Compensation Plan
The Second Amended and Restated Long-Term Performance-Based Incentive Plan (the “Long-Term Incentive Plan”) for Robert Rosenkranz, the Chairman and Chief Executive Officer of the Company, is intended to provide Mr. Rosenkranz with a compensation arrangement that will reward him for his contributions to the performance of the Company and enhancement of the interests of the Company’s stockholders. The Compensation Committee administers the Long-Term Incentive Plan and has the authority to determine the number of shares subject to any award, to grant awards annually, or at such other times as it deems appropriate, in accordance with the plan and to interpret the plan.
Following each fiscal year of the Company for which the Long-Term Incentive Plan is in effect, the Compensation Committee determines whether and to what extent to grant an award for such year (including the number of shares subject to any Award it determines to grant), and the composition of such award as between Class B Common Stock Share Units and Class B Common Stock options, based on such criteria relating to Mr. Rosenkranz’s performance, the Company’s performance, the Company’s stock performance and such other factors for or relating to such year as it, in its sole discretion, deems relevant or, if applicable, the extent to which Mr. Rosenkranz is entitled to an award for such year based on the satisfaction of the performance criteria previously established by the Compensation Committee in its sole discretion for such year.
The exercise price of options granted under the Long-Term Incentive Plan is equal to the closing price on the NYSE of the Company’s Class A Common Stock on the date of grant, and the term of the options is ten years from the date of grant. Options will become exercisable thirty days after the date of grant or such other time or times as determined by the Compensation Committee with respect to a particular award of such options. Mr. Rosenkranz is entitled to receive Class B Common Stock Share Units awarded under the Long-Term Incentive Plan in connection with various specified events of termination of his employment, subject to the satisfaction of the supplemental vesting requirements imposed by the Compensation Committee in connection with the granting of such awards. The Long-Term Incentive Plan also provides for payments to Mr. Rosenkranz in respect of any “golden parachute” excise tax imposed with respect to awards granted under the plan. See “Potential Payments on Termination or Change in Control”, beginning at page 20 below.
The Long-Term Incentive Plan will terminate on December 31, 2013.
Employee Stock Option Plans
Second Amended and Restated Employee Stock Option Plan
The Second Amended and Restated Employee Stock Option Plan (the “Employee Option Plan”) was originally adopted in 1987 and amended and restated in 1994 and in 1997. Pursuant to its terms, the Employee Option Plan’s term ended on May 13, 2007 and no further grants will be be made thereunder. The Employee Option Plan provided for a total of 7,650,000 shares of Class A Common Stock which may be issued upon exercise of options granted thereunder, of which 7,544,136 options have been granted, net of option forfeitures and expirations. As of March 30, 2008, 6,143,731 of such options have been exercised. These exercises reduced the total number of exercisable Class A Common Stock options outstanding to 1,400,405, of which 977,365 options were vested as of March 30, 2008. Such outstanding options expire between 2009 and 2016. Options granted under the Employee Option Plan have a maximum term of ten years and become exercisable at such times and in such amounts as are determined by the Compensation Committee at the time of grant. The price per share upon the exercise of an option is 100% of the fair market value of the Class A Common Stock on the date of the grant, which, under the plan, is equal to the closing price per share of the Class A Common Stock, as reported on the NYSE for such date.
2003 Employee Long-Term Incentive and Share Award Plan
Under the Share Plan, a total of 7,250,000 shares of Class A Common Stock are reserved for issuance upon the exercise of options, restricted shares, Share Units (representing the right to receive shares of Class A Common Stock or cash, as applicable, at the end of the specified deferral period), and other share-based awards granted thereunder.
As of March 30, 2008, performance-contingent incentive options for 4,800,000 shares of Class A Common Stock and service-based options for 1,126,140 shares of Class A Common Stock have been granted under the Share Plan, net of forfeitures. 130,608 Class A Common Stock Share Units have been granted under the Share Plan. As of March 30, 2008, options for 84,250 shares of Class A Common Stock have been exercised. These exercises reduced the total number of outstanding options exercisable for Class A Common Stock to 7,165,750, of which options for 2,390,750 shares of Class A Common Stock were vested as of March

30, 2008. Options currently outstanding under the Share Plan expire between 2013 and 2018. Options granted under the Share Plan have a maximum term of ten years and become exercisable at such times and in such amounts as are determined by the Compensation Committee at the time of grant. The price per share upon the exercise of an option is 100% of the fair market value of the Class A Common Stock on the date of the grant, which, under the plan, is equal to the closing price per share of the Class A Common Stock, as reported on the NYSE for such date. The Share Units that have been granted to date under the Share Plan are subject to time-vesting provisions of various durations.
The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of the most recently completed fiscal year. Each outstanding award is represented by a separate row, which indicates the number of securities underlying the award.
Outstanding Equity Awards at 2007 Fiscal Year End

	Option Awards					Stock Awards
									Equity
								Equity	Incentive Plan
			Equity					Incentive Plan	Awards:
			Incentive Plan					Awards:	Market or
			Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock that	Rights that	Rights that
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have not	Have not	have not	have not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Robert Rosenkranz	536,583	—	—	$21.5996	01/15/2009
	375,094	—	—	40.1800	08/23/2017
						48,904 (1)	$1,725,333	—	$—
						73,475 (2)	2,592,198	—	—

Thomas W. Burghart	22,500	—	—	$14.6667	05/22/2010
	112,500	—	112,500 (3)	27.8733	04/22/2014
	—	—	75,000 (4)	31.1000	12/28/2015

Donald A. Sherman	6,420	—	—	$17.5245	08/14/2012
	7,668	—	—	19.5600	05/29/2013
	5,696	—	—	26.3333	05/06/2014
	4,038	—	—	27.8533	05/25/2015
	30,000	120,000 (5)	—	36.0533	04/19/2016
	3,800	15,200 (5)	—	34.6200	06/08/2016
	—	51,432 (5)	—	40.8300	02/16/2017
						17,144 (6)	604,840	—	—

Harold F. Ilg	33,750	—	—	$13.1111	01/11/2010
	38,685	—	—	13.1111	01/11/2010
	337,500	—	—	19.3111	05/28/2013

Lawrence E. Daurelle	112,500	—	112,500 (3)	$27.8733	04/22/2014
	—	—	75,000 (4)	31.1000	12/28/2015

(1)	Class B Common Stock Share Units granted on 02/08/2006 subject to the requirement that a retirement that would otherwise entitle Mr. Rosenkranz to receive the underlying shares must occur on or after February 8, 2009. This requirement is eliminated in three equal installments, beginning on the first anniversary of the grant date.

(2)	Class B Common Stock Share Units granted on 02/16/2007, subject to the requirement that a retirement that would otherwise entitle Mr. Rosenkranz to receive the underlying shares must occur on or after February 8, 2010. This requirement will be eliminated in three equal installments, beginning on the first anniversary of the grant date.

(3)	Class A Common Stock options granted on 04/22/2004 become exercisable only to the extent that a specified cumulative financial performance target for the 2004-2008 period is satisfied. The indicated number of options would become exercisable if such target is fully attained.

(4)	Class A Common Stock options granted on 12/28/2005 become exercisable only to extent that a specified cumulative financial performance target for the 2004-2008 period is satisfied. The indicated number of options would become exercisable if such target is fully attained.

(5)	The unexercisable options expiring on 04/19/2016 were granted on 04/19/2006 and will vest in equal installments on 04/19/2008, 04/19/2009, 04/19/2010 and 04/19/2011. The unexercisable options expiring on 06/08/2016 were granted to Mr. Sherman on 06/08/2006 and will vest in equal installments on 06/08/2008, 06/08/2010 and 06/08/2011. The unexercisable options expiring on 02/16/2017 were granted to Mr. Sherman on 02/16/2007 and will vest in equal installments on 02/07/2008, 02/07/2009, 02/07/2010, 02/07/2011 and 02/07/2012.

(6)	Class A Common Stock Share Units granted on 02/16/2007 vest in three equal annual installments beginning on February 7, 2010.

The table below provides information relating to the number of shares of Common Stock acquired by the named executive officers during 2007 upon the exercise of options and the number of such officers’ Share Units that vested during such year.
Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Robert Rosenkranz	536,583	$12,430,374	(1)	$(1)
Thomas W. Burghart	—	—	—	—
Donald A. Sherman	—	—	—	—
Harold F. Ilg	—	—	—	—
Lawrence E. Daurelle	101,097	2,785,888	—	—

(1)	During 2007, the vesting requirements with respect to 30,000, 31,257 and 24,452 of the Class B Common Stock Share Units granted to Mr. Rosenkranz on 02/11/2004, 02/09/2005 and 02/08/2006, respectively, were satisfied. However, under these units’ terms, the underlying shares of Class B Common Stock, which based on the closing price of the Company’s Class A Common Stock on the vesting dates, had an aggregate value of $3,464,025, will not be acquired by him until after the termination of his employment. See “Compensation Discussion and Analysis — Share-Based Compensation — Share Units.” The aggregate value of these underlying shares, as of year-end 2007, is included in the Aggregate Balance column of the table contained in the Nonqualified Deferred Compensation section below.
Equity Compensation Plan Information
The following table summarizes the number of shares of Class A Common Stock and Class B Common Stock issuable under the Company’s equity compensation plans as of December 31, 2007.

			(c)
			Number of
			Securities Remaining
			Available for
	(a)	(b)	Future Issuance Under
	Number of Securities	Weighted-average	Equity Compensation
	To be Issued Upon	Exercise	Plans (Excluding
	Exercise of Outstanding	Price of Outstanding	Securities Reflected
	Options	Options	in Column (a))

Equity compensation plans approved by stockholders:

Class A Common Stock	5,864,324	$25.04	3,856,330	(1)(2)
Class B Common Stock	911,677	29.24	6,096,145	(3)

Total	6,776,001	25.61	9,952,475

Equity compensation plans not approved by stockholders:	None	—	None

(1)	Of these shares, 387,940 shares of Class A Common Stock were available for purchases pursuant to the Company’s Employee Stock Purchase Plan. These shares may be purchased by employees at 85% of the market value under the terms and conditions set forth in the plan.

(2)	The number of securities remaining available for future issuance does not take into account the 30,027 Class A Common Stock Share Units awarded under the Share Plan to Mr. Sherman relating to his performance during 2007, since these Share Units were not granted until 2008.

(3)	Under the Long-Term Incentive Plan, a maximum annual award of up to 357,723 Stock Units, plus the Carryover Award Amount, as then in effect, per year over the ten-year term ending on December 31, 2013 may be granted. A Stock Unit consists of Class B Common Stock Share Units, each of which individual units represents one Stock Unit, and options to purchase shares of Class B Common Stock, each of which individual options represents one-third of one Stock Unit. The Carryover Award Amount consists of 715,446 Class B Common Stock Share Units and 2,146, Class B Common Stock options. The number of securities remaining available for future issuance does not take into account the 42,896 Class B Common Stock Share Units awarded to Mr. Rosenkranz related to his performance during 2007, since these Share Units were not granted until 2008.

Retirement Plan Benefits
The table below shows the present value of the accumulated benefits payable to the named executive officers under the RSLIC Pension Plan (the “Pension Plan”), the RSLIC Supplemental Executive Retirement Plan (the “SERP”) and the Delphi Capital Management, Inc. Pension Plan for Robert Rosenkranz (the “DCM Pension Plan”) utilizing assumptions consistent with those used for purposes of the Company’s financial statements as of December 31, 2007. Descriptions of the terms of these plans follow.
Pension Benefits
as of Fiscal Year End
December 31, 2007

		Number of	Present	Payments
		Years	Value of	During
	Plan	Credited	Accumulated	Last Fiscal
Name	Name	Service (#) (3)	Benefit ($) (4)	Year ($)

Robert Rosenkranz	Pension Plan	20	$567,225	$—
	DCM Pension Plan	30	10,253,385	—

Thomas W. Burghart	Pension Plan	28	235,782	—
	SERP	28	98,334	—

Donald A. Sherman	Pension Plan	2	31,995 (1)	—
	SERP	2	18,386 (1)	—

Harold F. Ilg (2)	—	—	—	—

Lawrence E. Daurelle	Pension Plan	13	183,607	—
	SERP	13	107,840	—

(1)	As of December 31, 2007, Mr. Sherman had completed less than 5 years of service and therefore his accumulated benefits had not yet vested.

(2)	Mr. Ilg, because he was an employee of SNCC, did not participate in such plans.

(3)	Equals the number of years of credited service as of December 31, 2007. One year of credited service is provided for every year of employment in which 1,000 hours are completed. The years of Mr. Rosenkranz’s credited service, for purposes of the DCM Pension Plan, include ten years of service provided to Rosenkranz & Company, L.P. prior to the formation of the Company.

(4)	Estimated actuarial present values determined using the same assumptions and methods used in determining expense in the Company’s 2007 financial statements, including, among others, a discount rate of 5.95%, the use of the 1994 Group Annuity Reserving Mortality Table, the election of a straight life annuity and the commencement of benefits at age 65. With respect to the amount indicated for Mr. Rosenkranz with respect to the DCM Pension Plan, $3,546,743 of such amount result from the additional years of credited service described in footnote 3 to this table.
Pension Plan
The Pension Plan is a noncontributory, tax-qualified defined benefit pension plan that provides retirement and, in certain instances, death benefits to employees of RSLIC, FRSLIC and DCM, including the named executive officers employed by such companies.
Formula. The annual benefit under the Pension Plan at an employee’s normal retirement age of 65 is determined by multiplying the employee’s years of service up to 35 years by the sum of (i) 0.85% of the employee’s average compensation (which, for such purpose, consists primarily of the employee’s taxable income as reported on Form W-2, with certain exclusions) for the five consecutive calendar years in the last ten years of participation prior to retirement for which such average would be the highest (“Average Compensation”) up to the employee’s Social Security covered compensation level, (ii) 1.5% of the employee’s Average Compensation in excess of the Social Security covered compensation level, and (iii) 1% of the employee’s Average Compensation multiplied by the employee’s years of service in excess of 35. Under the Code, compensation for 2007 includible for purposes of determining benefits under the Pension Plan was limited to $225,000. Employees are eligible to participate in the Pension Plan following the completion of one year of service and the attainment of age 21 and generally continue to accrue benefits until termination of employment.
Vesting. Benefits vest after five years of service with RSLIC, FRSLIC and/or DCM.
Retirement Age. A participant becomes eligible to receive benefits at the normal retirement age of 65. Early retirement at the attainment of age 55 is available to a participant with at least ten years of service. At present, Messrs. Rosenkranz and Daurelle satisfy these eligibility requirements. If early retirement is elected, benefits are reduced by 6.67% for each of the first five years, and 3.3% for each of the next five years, by which the retirement commencement date precedes the normal retirement age.
Forms of Benefit. Employees may elect to receive pension benefits under a single life annuity; otherwise, in the case of married employees, benefits will be paid in the form of a 50% joint and survivor benefit. Optional forms of payment also include an actuarially reduced 100% contingent annuity and a life annuity with 10 years certain. The Pension Plan also provides survivor benefits to the spouse of an employee who dies with a vested benefit.
SERP
The SERP provides employees of RSLIC, FRSLIC and DCM with the opportunity for retirement income supplemental to that furnished under the Pension Plan by increasing the amount of compensation includible for purposes of determining pension benefits above the amount permitted under the Pension Plan due to the Code limit discussed in the preceding section. The SERP is not qualified under the Code and is unfunded. Retirement benefits under the SERP are calculated in substantially the same manner as under the Pension Plan, except that the maximum compensation includible under the SERP for 2007 was $335,240. This amount is increased annually by the Social Security Cost of Living Adjustment. The annual benefit payable under the SERP is reduced by the annual benefit payable under the Pension Plan. The other terms and conditions of the SERP are substantially similar to those of the Pension Plan.
DCM Pension Plan
The DCM Pension Plan is a nonqualified defined benefit pension plan that provides Robert Rosenkranz with retirement benefits supplemental to those furnished under the Pension Plan.
The annual benefit under the DCM Pension Plan at age 65 is determined by adding (i) Mr. Rosenkranz’s years of service (which, for this purpose, include his years of service with Rosenkranz & Company, L.P. prior to the formation of the Company) up to 35 years multiplied by the sum of (a) 0.85% of his Average Compensation up to the Social Security covered compensation level and (b) 2% of his Average Compensation in excess of the Social Security covered compensation level, plus (ii) 1% of his Average Compensation multiplied by his years of service in excess of 35, and subtracting from such sum the amount of the benefit payable to him under the Pension Plan. The DCM Pension Plan is unfunded; however, plan payments are unconditionally guaranteed by the Company under a guarantee agreement between the Company and Robert Rosenkranz. Mr. Rosenkranz does not participate in the SERP.
The other terms and conditions of the DCM Pension Plan are substantially similar to those of the Pension Plan.

Nonqualified Deferred Compensation
Under the RSLIC Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), certain employees of RSLIC, FRSLIC and DCM, including the named executive officers employed by these companies, can elect on an annual basis to defer from 1% to 10% of their cash compensation to be earned during the following year, with deferred amounts, plus investment earnings thereon, to be paid in accordance with the officers’ elections with regard to the timing and form of distributions following the termination of employment. Amounts deferred can be allocated to investment options comparable to the mutual fund options available under RSLIC’s 401(k) plan. Participant accounts are credited with matching contributions equal to 50% of the amounts deferred by the participant, up to a maximum match of 4% of the participant’s total compensation, reduced by the matching contributions made for the participant to the 401(k) Plan.
As part of the share-based component of the Company’s compensation program, Share Units are granted to certain of the named executive officers. As discussed above, a holder of Share Units is not entitled to receive the underlying shares of Company common stock until after the termination of his employment, subject to a further six-month deferral period where required by Section 409A of the Code. Accordingly, the ability of an employee to realize monetary benefit from his Share Units, other than the dividend equivalents thereon, is deferred until such termination and the expiration of any required additional deferral period. See “Compensation Discussion and Analysis — Share-Based Compensation.”

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	In Last	In Last	In Last	Distributions In	At Last
Name	Fiscal Year ($)	Fiscal Year ($)	Fiscal Year ($)	Last Fiscal Year ($)	Fiscal Year End ($)

Robert Rosenkranz	$—	$—	$—	$301,726 (1)	$30,414,006 (2)
Thomas W. Burghart	17,152 (3)	2,018	(127)	—	30,356
Donald A. Sherman	—	—	—	6,000 (4)	604,840 (5)
Harold F. Ilg	—	—	—	—	—
Lawrence E. Daurelle	71,300 (3)	3,250	17,700	—	549,175

(1)	Amounts consist of dividend equivalents paid in 2007 with respect to the Share Units described in footnote 2.

(2)	Includes 739,696 vested and 122,379 unvested Class B Common Stock Share Units, as to which the underlying shares of Class B Common Stock will not be received by Mr. Rosenkranz until after the termination of his employment, assuming, in the case of the unvested units, the satisfaction of their vesting requirements. See “Compensation Discussion and Analysis — Share-Based Compensation — Share Units.” The grants of these Share Units were previously reported as compensation to Mr. Rosenkranz in prior years’ proxy statements in the Summary Compensation Tables relating to the years as to which such grants were made.

(3)	The amounts indicated in the Executive Contributions column are included in the Salary amounts for Messrs. Burghart and Daurelle reflected in the Summary Compensation Table.

(4)	Amount consists of dividend equivalents paid in 2007 with respect to the Share Units described in footnote 5.

(5)	Includes 17,144 unvested Class A Common Stock Share Units as to which the underlying shares of Class A Common Stock will not be received by Mr. Sherman until after the termination of his employment, assuming the satisfaction of the units’ vesting requirements. See “Compensation Discussion and Analysis — Share-Based Compensation — Share Units.”
Potential Payments on Termination or Change in Control
The Company’s change of control-related severance agreements and employment agreements for its named executive officers are described in this section. This section contains information relating to benefits that would have been payable under such agreements, and under other existing plans and arrangements, based on a hypothetical termination of the relevant named executive officer’s employment on December 31, 2007 (in the case of Mr. Ilg, assuming that such termination had occurred prior to the expiration of his employment agreement on such date, as discussed below). These benefits are in addition to those generally furnished to all salaried employees of the subsidiary by which the named executive officer is or was employed that would have applied in the event of such termination, depending on the circumstances; for example, disability and group life insurance benefits, retirement savings plan distributions and accrued vacation pay.
During 2007, SNCC was party to an employment agreement with Mr. Ilg, the five-year term of which expired on December 31, 2007, pursuant to which Mr. Ilg served as the Chairman of SNCC. The agreement established a minimum base salary, provided for an annual discretionary bonus and entitled him to receive various benefits maintained for SNCC’s senior executives. Under this agreement, if Mr. Ilg’s employment were terminated by SNCC other than for cause, or by him for good reason, he would have been entitled to receive a lump sum payment equal to 18 months’ base salary and to the continuation of medical and other welfare benefits for an 18-month period. In addition, if his employment terminated due to death, his estate or beneficiary would have been entitled to receive six months’ base salary continuation. The following definitions applied under Mr. Ilg’s employment agreement:
•	“cause” means, as to a termination of Mr. Ilg’s employment by SNCC, his (a) willful and continued failure to perform substantially his duties (other than as a result of incapacity), (b) willful misconduct which is materially injurious to SNCC, (c) material breach of such agreement, (d) being prohibited in writing by SNCC’s domiciliary insurance regulator from serving as an SNCC executive officer; or (e) non-appealable conviction of or plea of nolo contendere to a felony.

•	“good reason” means, as to a voluntary termination by Mr. Ilg of his employment, (a) SNCC’s having assigned to him any duties inconsistent with, or having materially diminished, his position, authority, duties or responsibilities; (b) SNCC’s discontinuance of, material reduction in or diminution of participation in his employee benefits so as to materially adversely affect his benefits or compensation as a whole unless such action is applicable to all SNCC executives or plan participants, as applicable, (c) his having been required to be based elsewhere than SNCC’s home office; (d) SNCC’s material breach of the agreement; or (e) any termination by SNCC of his employment other than in accordance with the agreement.
The terms of Messrs. Burghart and Daurelle’s performance incentive options described above (see “Compensation Discussion and Analysis — Share-Based Awards — Options”) contain identical provisions relating to employment termination as follows: If the optionee’s employment were terminated during the options’ 2004-2008 performance period due to his death or disability, by RSLIC without cause or by him with good reason, such options would vest based on RSLIC’s financial performance for the full period, but the number of such vested options would be pro-rated to reflect the portion of the period during which he was not employed. In addition, if an employment termination by RSLIC other than for cause or by the optionee for good reason were to occur following a change of ownership of the Company, and RSLIC had, at that point, satisfied its minimum financial performance requirement under his performance incentive options discussed above for the portion of the performance period then having elapsed, he would, unless the vesting of these options was then accelerated in its entirety, be entitled to receive an amount equal to the Black-Scholes value of the options. For purposes of these provisions, the definitions of “cause,” “change of ownership,” “disability” and “good reason” are substantially similar to those described below in relation to the Share Units.
The terms of the options granted on a time-vesting basis do not provide for acceleration of their vesting due to the holder’s death, disability, retirement or voluntary or involuntary termination of employment, but do provide for their full acceleration in the event of a change of ownership event with respect to the Company, which is defined as described below in relation to the Share Units.
Under the Share Units’ terms, the receipt by the holder of the underlying shares of Common Stock will occur only following his termination of employment. Accordingly, to the extent that the Share Units’ time-vesting requirement has then been met, the termination of a named executive officer’s employment for any reason other than by the Company for cause, including a voluntary termination or retirement, will, subject to a further six-month deferral period where required by Section 409A of the Code, entitle such officer to receive the number of shares of Company Class A or Class B Common Stock that corresponds to the number of Share Units that had become vested at the time of such termination. In addition, each of the Share Unit awards, to the extent not then already vested, will vest in its entirety upon a change of ownership with respect to the Company or the holder’s termination of employment due to death or disability, by the Company without cause or voluntary termination for good reason, as these terms as defined in the applicable award agreements and, in the case of Mr. Rosenkranz, the Long-Term Incentive Plan. For these purposes:
•	“cause” means, as to the termination by the Company of a named executive officer’s employment, the officer’s (a) conviction of a felony or other crime involving fraud, dishonesty or moral turpitude, (b) fraud with respect to the business of the Company, or (c) gross neglect of his duties.

•	a “change of ownership” occurs if (a) the current members of the Board of Directors and subsequent members having been approved by the Board pursuant to specified conditions cease to constitute a majority of the Board; (b) the stockholders approve a merger, consolidation, recapitalization or reorganization of the Company, reverse split of any class of voting securities of the Company, or an acquisition of securities or assets by the Company, or the sale or disposition by the Company of all or substantially all of the Company’s assets, or if any such transaction is consummated without stockholder approval, unless in any such case the Company’s voting stockholders receive in the transaction voting securities representing more than 60% of the voting power of the surviving or transferee entity; or (c) the stockholders approve a plan of complete liquidation of the Company.

•	“disability” means an illness, injury, accident or condition causing the named executive officer to be unable to substantially perform the duties and responsibilities of his position for 180 days during a period of 365 consecutive calendar days.

•	“good reason” means, as to a named executive officer’s voluntary termination of employment: (a) failure to reelect him to his officer position (except for termination for cause or due to disability); (b) reduction in the officer’s base salary; (c) the failure to continue in effect any retirement, life insurance, medical insurance or disability plan unless substantially comparable benefits are provided; (d) an involuntary termination of the officer’s employment for cause that is not effected in compliance with specified procedural requirements or (e) in the case of Mr. Rosenkranz only, the termination of employment to enter public service.
In addition, the terms of the Share Units and of the options granted to Mr. Rosenkranz under the Long-Term Incentive Plan entitle the holder to receive payment in respect of any “golden parachute” excise tax imposed by Section 4999 of the Code in respect of the vesting of such Share Units or options due to a change of control as described in Section 280G of the Code in order to adjust, on an after-tax basis, for the amount of any such tax. No payments to any of the named executive officers would have been required under such terms with respect to a change of ownership event having occurred at December 31, 2007.
The table below reflects the estimated amounts of the compensation and benefits that would have been payable to the named executive officers under the plans and arrangements described in this section in the various events of termination of employment specified in the table’s columns. The amounts shown assume that such terminations were effective as of December 31, 2007, and thus include only amounts and awards having been earned or received through this date. The actual amounts that would be paid to a named executive officer upon termination of employment would be determined only at the time of such termination.

	Involuntary	Involuntary
	Not	For Good
	For Cause	Reason	Change of
	Termination	Termination	Ownership		Disability		Death

Robert Rosenkranz:

Share Unit Vesting Acceleration	$4,317,531	$4,317,531	$4,317,531		$4,317,531		$4,317,531

Thomas W. Burghart:

Black-Scholes Option Payment	—	—	1,278,750	(1)	—		—
Post-Employment Option Vesting	917,403 (2)	917,403 (2)	—		917,403	(2)	917,403	(2)

Donald A. Sherman:

Option Vesting Acceleration	—	—	10,032		—		—
Share Unit Vesting Acceleration	604,840	604,840	604,840		604,840		604,840

Harold F. Ilg:

Cash Severance	804,057	804,057	—		—		268,019
Health and Welfare Benefits	34,981	34,981	—		—		—

Lawrence E. Daurelle:

Black-Scholes Option Payment	—	—	1,278,750	(1)	—		—
Post-Employment Option Vesting	917,403 (2)	917,403 (2)	—		917,403	(2)	917,403	(2)

(1)	Amounts assume the occurrence of a change of ownership event followed by the termination of Messrs. Burghart and Daurelle’s employment without cause or their voluntary termination of employment with good reason, all occurring on December 31, 2007, in connection with which the vesting of their respective performance-contingent incentive options was not accelerated in full.

(2)	Amounts reflect the intrinsic value of Messrs. Burghart and Daurelle’s respective unvested performance incentive options at December 31, 2007 that would be received following the conclusion of RSLIC’s 2004-2008 performance period, assuming the full satisfaction by RSLIC of the cumulative financial performance target specified in such options for such period.

Directors’ Compensation
The following table sets forth compensation paid by the Company to the non-employee directors of the Company during 2007.

	Fees			Non-Equity	Nonqualified
	Earned or			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
	Cash (1)	Awards (2)	Awards (3)	Compensation	Earnings	Compensation (4)	Total
Name	$	$	$	$	$	$	$
Kevin R. Brine	$63,250	$—	$97,822	$—	$—	$40,000	$201,072
Edward A. Fox	56,000	—	135,025	—	—	40,000	231,025
Steven A. Hirsh	59,750	—	82,904	—	—	10,000	152,654
James M. Litvack	61,000	16,666	67,575	—	—	3,400	148,641
James N. Meehan	67,750	50,413	66,948	—	—	—	185,111
Philip R. O’Connor	60,500	—	110,926	—	—	4,000	175,426
Robert F. Wright	59,000	—	81,232	—	—	17,000	157,232

(1)	Fees earned reflect the amount of cash forgone by the director in respect of the annual retainer for Board service, where applicable, in addition to Board and committee meeting fees. As discussed below, outside directors have the ability to elect to receive options or restricted shares, in lieu of cash, in payment of the annual retainer. Pursuant to the elections made in advance with respect to the annual term of service beginning in 2007, the following directors received, on May 9, 2007, Class A Common Stock options in lieu of all or part of their annual retainers in the following amounts: Messrs. Brine and O’Connor — 3,496 options; Mr. Hirsh — 1,748 options; and Mr. Wright — 1,178 options. The exercise price under such options is $42.91 per option. In addition, pursuant to their elections made in advance with respect to such term of service, Messrs. Meehan and Litvack received 1,165 and 583 restricted shares of Class A Common Stock, respectively, on the same date. Further information relating to the terms of these options and restricted shares is contained in the discussion below.

(2)	Amounts represents the Company’s compensation costs for financial reporting purposes for the year according to SFAS 123R. See Note A to the Consolidated Financial Statements in the Company’s 2007 Annual Report on Form 10-K for the assumptions made in determining SFAS 123R values. These amounts do not necessarily reflect the values that will ultimately be realized with respect to these awards. At December 31, 2007, Messrs. Meehan and Litvack held 583 and 292 unvested restricted shares, respectively, with a grant date fair value of $42.91 per share.

(3)	Amounts represent the Company’s compensation costs for financial reporting purposes for the year according to SFAS 123R relating to options granted to the respective directors in 2007 and prior years rather than values actually realized by such directors during 2007. See Note A to the Consolidated Financial Statements in the Company’s 2007 Annual Report on Form 10-K for the assumptions made in determining SFAS 123R values. These amounts do not necessarily reflect the values that will ultimately be realized with respect to these awards. At December 31, 2007, the aggregate numbers of options held by the Company’s outside directors pursuant to awards granted in 2007 and prior years were as follows: Mr. Brine — 44,407; Mr. Fox -180,913; Mr. Hirsh — 35,924; Mr. Litvack — 33,677; Mr. Meehan — 51,494; Mr. O’Connor — 64,120; and Mr. Wright — 35,133. The SFAS 123R grant date fair value was $12.12 per option for options granted in 2007.

(4)	Includes Company matches of charitable gifts under the program discussed below.
The Company pays its directors who are not officers or employees of the Company or any of the Company’s affiliates (each, an “outside director”) annual compensation consisting of options to purchase Class A Common Stock, restricted shares of Class A Common Stock or cash in an amount as described in the following sentence (the “Annual Retainer”), and a fee of $750 plus expenses for each Board of Directors or committee meeting attended, except that the fee is $1,000 for Audit Committee meetings. The amount of the Annual Retainer, if paid in cash, for an outside director who has not previously served as an officer or employee of the Company or any of its subsidiaries, is $50,000, and for an outside director who has so served, is $25,000. In addition to option or restricted share grants in respect of the Annual Retainer, outside directors also receive certain option grants on an annual formulaic basis and are eligible to receive grants of options at such times and in such amounts as are determined by the committee consisting of the full Board of Directors of the Company in its discretion. All of these grants are made pursuant to the Second Amended and Restated Directors Stock Plan (the “Directors Stock Plan”).
The Directors Stock Plan was adopted in 1994, amended and restated in 1997 and in 2003 and was further amended in February 2007. Under the Directors Stock Plan, each outside director in office on the business day following the Company’s Annual Meeting of Stockholders is granted Class A Common Stock options. Prior to the 2007 amendments, the number of such options was determined pursuant to the following formula: number of options = 5,963 multiplied by [1+(.125 multiplied by the number of calendar years of continuous service of such outside director to that point, including any portion of a calendar year of service as a full year)]. The amendments adopted in 2007 replaced this formula with the following: number of options = (a) $100,000 multiplied by three, divided by (b) the fair market value of a share of Class A Common Stock of the Company on the business day following each Annual Meeting of Stockholders. This formula assumes that the value of an option on the Company’s stock is equal to one-third of the value of a share of such stock. The option exercise price is the closing price per share of the Class A Common Stock, as reported on the NYSE on the grant date. Options granted prior to 2007 vest in five equal annual installments so long as the director continues to serve on the Board, commencing on the first anniversary of the date of the grant. Options granted in 2007 and after will vest in three equal annual installments, beginning on May 1st of the year following the year in which the grant is made, and will vest in their entirety upon the death or disability of a director then serving on the Board. All options have a term of ten years from the date of grant.
The Directors Stock Plan also provides for the Annual Retainer to be paid through the grant of options, unless such director elects in advance to receive the Annual Retainer in cash or in restricted shares. Options (or, if elected by the outside director, restricted shares) are granted on the first business day following the date on which each outside director is elected, reelected or appointed. The number of options granted is equal to (a) three times the director’s Annual Retainer for the applicable period divided by (b) the closing price per share of the Class A Common Stock, as reported on the NYSE on the grant date, and the exercise price is equal to such closing price. If restricted shares are elected by an outside director, the number of restricted shares granted is equal to the nearest number of whole shares determined by dividing the Annual Retainer by such closing price on the date of grant. Options or restricted shares granted vest in four quarterly installments and options expire ten years from the date of grant. The number of options or restricted shares that an outside director may receive in respect of the Annual Retainer is dependent upon the time at which such director is elected and the closing price of the Class A Common Stock on the date of grant and, therefore, is not determinable in advance.
In addition to the formulaic annual option grants under the Directors Stock Plan, as described above, the full Board of Directors of the Company may make grants of options to outside directors at such times and in such amounts as are determined by such committee in its discretion. As is the case for options granted under the formulaic provisions of the plan, the exercise price for any options granted under this provision is the closing price per share of the Class A Common Stock, as reported on the NYSE for the grant date, and such options expire ten years from the date of grant. Grants under this provision are made primarily in situations where the formulaic provisions would not effectively operate; for example, where a new outside director joins the Board on a date other than the scheduled annual grant date.
The Company has a matching charitable gifts program for its outside directors under which the Company matches, on a two-to-one basis, charitable contributions made by the director to qualified educational institutions and institutions dedicated to the advancement of the arts, under which the maximum amount of the Company’s matching contributions for any one director in any calendar year is $40,000.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company has since 2004 had in place a review policy for related party transactions, and, in February 2007, amended such policy in certain respects. Under this policy, such transactions are subject to a prior review and approval process under which such transactions are initially reviewed by the Governance Committee. If, based on this review, this committee recommends to the full Board that the transaction be approved, such recommendation is submitted to the Board for consideration and, if deemed appropriate, acceptance. Such acceptance requires the affirmative vote of a majority of the disinterested directors. In addition, under the policy, existing related party transactions are subject to ongoing review by the Governance Committee and the Board on at least an annual basis. This policy is available on the Company’s website (www.delphifin.com/corp_governance) and in print to any shareholder upon request. All related party transactions in effect have either been pre-approved under such policy or, where entered into before the adoption of such policy, have received periodic review under the policy.
Pursuant to two consulting agreements, RSLIC and the Company pay to Rosenkranz Asset Managers LLC (“RAM”), a wholly owned subsidiary of Rosenkranz & Company, L.P., fees associated with the formulation of the investment and other strategies for the Company and its subsidiaries. These fees amounted to $6.6 million for the year ended December 31, 2007; of such amount, $4.6 million was earned by Mr. Rosenkranz due to his financial interests in Rosenkranz & Company, L.P. These fees generally increase at an annual rate of 10% and are expected to be $7.3 million for calendar year 2008. The Company believes that the fees charged under these agreements are comparable to fees charged by unaffiliated third parties for consulting services of considerably narrower scope than the services provided thereunder. Pursuant to an expense allocation agreement, a subsidiary of the Company received periodic payments from RAM, Acorn Partners, L.P. and various other entities in which Mr. Rosenkranz has personal financial interests, in respect of expenses associated with certain shared office space, facilities and personnel. The total amount of these payments for 2007 was $11.8 million. In addition, RAM made payments to Messrs. Sherman and Chad Coulter, the Company’s Senior Vice President, Secretary and General Counsel, in the amounts of $600,000 and $100,000, respectively, in respect of services rendered by them during 2007 to various entities in which Mr. Rosenkranz has personal financial interests. During 2007, a subsidiary of the Company maintained investment management arrangements pursuant to a discrete investment program with entities of which Mr. Rosenkranz and his related entities own a substantial majority of the financial interests. Under such arrangements, management and performance-based fees are paid to such entities, which also provide similar services to unaffiliated third parties on comparable terms. The Company believes that such fees, which totaled $1.5 million for 2007, are comparable to fees charged by unaffiliated third parties in connection with similar investment programs. As of December 31, 2007, the amount invested under such arrangements was $90.5 million. Also during 2007, certain subsidiaries of the Company maintained limited partner investments in an investment partnership whose general partners are controlled and beneficially owned by Mr. Rosenkranz. The amount of such investments, as of December 31, 2007, totaled $27.8 million. The partnership has waived, as to the Company’s subsidiaries, the imposition of all fees that otherwise apply to investments by its limited partners.
AUDIT COMMITTEE REPORT
During 2007, the Audit Committee approved the selection of the Company’s independent auditor, Ernst & Young LLP, to audit the Company’s consolidated financial statements. The Audit Committee discussed with the Company’s independent and internal auditors the overall scope and plans for their respective audits, and regularly met with such auditors, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, the progress and results of management’s assessment of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and such other matters as the Audit Committee deemed appropriate.
The Audit Committee met with management and the independent auditor to review and discuss the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007, and discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. In addition, the Audit Committee discussed with the independent auditor the auditor’s independence, including the matters contained in the written disclosures and letter furnished by the independent auditor pursuant to Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the PCAOB in Rule 3600T. The Audit Committee considered whether the provision of non-audit services to the Company was compatible with maintaining the auditor’s independence and also reviewed the amount of fees paid to the independent auditor for audit and non-audit services. Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.
James N. Meehan, Chairman
Kevin R. Brine
Steven A. Hirsh
James M. Litvack
INDEPENDENT AUDITOR
The Audit Committee engaged the firm of Ernst & Young LLP to serve as the Company’s independent auditor for 2007. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires.
For 2007 and 2006, Ernst & Young LLP billed the Company for the following professional services:
Audit Fees. Fees for audit services were $2,008,000 in 2007 and $2,077,000 in 2006, including fees associated with the annual audit and the audit of internal control over financial reporting, reviews of the condensed financial statements included in the Company’s quarterly reports on Form 10-Q and statutory audits required for the Company’s insurance subsidiaries.
Audit-Related Fees. Fees for audit-related services were $429,000 in 2007 and $151,000 in 2006.
Tax Fees. Fees for tax services, including tax compliance, advice and planning, were $104,000 in 2007 and $67,000 in 2006.
All Other Fees. Services other than the types described above that were rendered by Ernst & Young LLP, primarily advisory services for actuarial software, were $7,000 in 2007 and $20,000 in 2006.
Audit and Non-audit Services Pre-approval Policy. The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the Company’s independent auditor. The policy requires that the Audit Committee pre-approve all services to be performed by the independent auditor, including audit services, audit-related services, tax services and permitted non-audit services. Pursuant to such policy, the annual audit engagement terms and fees are subject to the specific pre-approval of the Audit Committee, and such committee periodically pre-approves fee levels or budget amounts for specifically enumerated categories of other services. The term of any such pre-approval is 12 months from the date thereof, unless the Audit Committee specifically provides for a different period. Services not falling within such categories of pre-approved services require the specific pre-approval of the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members, and has presently delegated such authority to its Chairman. The Audit Committee pre-approved all services provided by Ernst & Young LLP during 2007 and 2006.
FINANCIAL STATEMENTS AVAILABLE
Consolidated financial statements for Delphi Financial Group, Inc. are included in the Company’s 2007 Annual Report on Form 10-K for the year ended December 31, 2007, which is being mailed together with this Proxy Statement and is also available at www.delphifin.com/financial/proxymaterials.html. Additional copies of the Form 10-K and the Annual Report to Stockholders may be obtained without charge by submitting a written request to the Investor Relations Department, Delphi Financial Group, Inc., 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
To the Company’s knowledge, based solely on its review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934 and written representations that no other reports were required for such persons, all persons subject to these reporting requirements filed the required reports on a timely basis.
SUBMISSION OF STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders must be received by the Company at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899, by December 1, 2008.

By Order of the Board of Directors,

Robert Rosenkranz
Chairman of the Board

Dear Stockholder,
Please take note of the important information enclosed with this Proxy. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign, detach and return the card in the enclosed postage paid envelope.
Your card must be received prior to the 2008 Annual Meeting of Stockholders, scheduled to be held on May 6, 2008.
Thank you in advance for your prompt consideration of these matters.
Sincerely,

Robert Rosenkranz
Chairman of the Board
FOLD AND DETACH HERE

This Proxy is Solicited on Behalf of the Board of Directors of Delphi Financial Group, Inc. and, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all nominees for Director and “FOR” Proposal 2. The Board of Directors recommends a vote “FOR” all nominees for Director and “FOR” Proposal 2.

Signed:

Signed:

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Dated:

IMPORTANT:	Please mark, sign and date this proxy and return it promptly in the enclosed envelope. No postage is required if mailed in the United States.

FOLD AND DETACH HERE

DELPHI FINANCIAL GROUP, INC.
This Proxy is Solicited on Behalf of the Board of Directors of Delphi Financial Group, Inc.
The undersigned stockholder hereby appoints Robert Rosenkranz and Donald A. Sherman, or either of them, as attorneys or proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote in the manner designated below (or, if no designation is made, as provided on the reverse side of this card), all of the shares of Class A Common Stock of Delphi Financial Group, Inc. (the “Company”) held of record by the undersigned at the close of business on March 31, 2008 at the Company’s 2008 Annual Meeting of Stockholders scheduled to be held on May 6, 2008 at 10:00 a.m., EDT, or any adjournments or postponements thereof.
The undersigned acknowledges receipt of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, Notice of Annual Meeting of Stockholders and Proxy Statement dated April 10, 2008, and grants authority to each of said proxies or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned’s name, place and stead.
1.	Election of Directors.

[ ]	For all nominees listed (except as written on the space provided below)	[ ]	Withhold Authority to vote for all nominees listed below
Class A Director: Philip R. O’Connor

Directors:	Robert Rosenkranz	Donald A. Sherman	Kevin R. Brine	Lawrence E. Daurelle
	Edward A. Fox	Steven A. Hirsh	Harold F. Ilg	James M. Litvack
	James N. Meehan	Robert M. Smith, Jr.	Robert F. Wright

INSTRUCTION:	To withhold authority to vote for any individual nominee listed above, write that nominee’s name on the space provided below.
2.	To transact such other business as properly comes before the meeting or any adjournment thereof.

[ ] For	[ ] Against	[ ] Abstain